Exhibit (a)(1)(H)

Tokyo Electron Limited Commences Previously Announced Tender Offer to Acquire FSI International, Inc.

Tokyo, Japan, August 27, 2012—Tokyo Electron Limited (“Tokyo Electron”; Headquarters: Tokyo; President and CEO: Hiroshi Takenaka) (TSE: 8035) is commencing today, through its wholly-owned subsidiary RB Merger Corp., a cash tender offer to purchase all outstanding shares of common stock of FSI International, Inc. (“FSI”; Headquarters: Chaska, Minnesota, USA; Chairman and CEO: Donald Mitchell) (NASDAQ: FSII). Tokyo Electron previously announced on Monday, August 13, 2012 its intent to acquire FSI.

The tender offer is being made pursuant to an Offer to Purchase, dated August 27, 2012. Upon the successful closing of the tender offer, shareholders of FSI will receive $6.20 in cash for each share of FSI common stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding taxes. Following the purchase of shares in the tender offer, FSI will become a subsidiary of Tokyo Electron.

Tokyo Electron will file today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO which includes the Offer to Purchase and provides the terms of the tender offer. Additionally, FSI will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the FSI board of directors that FSI shareholders accept the tender offer and tender their shares. As previously announced, the FSI board of directors has determined that the merger agreement entered into by Tokyo Electron, RB Merger Corp. and FSI on August 13, 2012 and its related transactions including the tender offer, are advisable, fair to and in the best interests of FSI and its stockholders.

The tender offer will expire at 12:00 Midnight (New York City time) on Monday, September 24, 2012, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to customary terms and conditions, including there being validly tendered a number of shares that constitutes at least a majority of FSI’s outstanding shares of common stock determined on a fully diluted basis, the expiration or the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and other conditions described in the Offer to Purchase.

D.F. King & Co., Inc. is acting as information agent for Tokyo Electron. Goldman Sachs is serving as exclusive financial adviser to Tokyo Electron in connection with the acquisition and as the dealer manager, and Jones Day is its legal adviser. Barclays is serving as exclusive financial adviser to FSI in connection with the acquisition, and Faegre Baker Daniels LLP is its legal adviser.

About Tokyo Electron

Tokyo Electron Limited, established in 1963, is a leading supplier of innovative semiconductor and FPD production equipment worldwide. Product lines include coater/developers, oxidation/diffusion furnaces, dry etchers, CVD systems, surface preparation systems, gas cluster ion beam technologies, and test systems. To support this diverse product base, Tokyo Electron has strategically located research & development, manufacturing, sales, and service locations all over the world. Tokyo Electron is a publicly held company listed on the Tokyo Stock Exchange. More information about Tokyo Electron is available at www.tel.com.

Forward Looking Statements

This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of FSI’s shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. These forward-looking statements speak only as of the date of this communication and Tokyo Electron assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise, except as required by law.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Tokyo Electron and RB Merger Corp. will file with the SEC a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials), and will mail an offer to purchase, forms of letter of transmittal and other related tender offer materials to FSI shareholders. Investors and FSI shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and other related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by FSI with the SEC, because they will contain important information. These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to D.F. KING & CO., INC., 48 Wall Street, 22nd Floor, New York, New York 10005, or by calling toll-free 1-800-628-8536 or emailing fsitender@dfking.com.

Contact:

Public Relations Group, Tokyo Electron Ltd.

telpr@tel.com